Exhibit 8.2

[Letterhead of King & Spalding LLP]

July 23, 2019

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Global Payments Inc., a Georgia corporation (“Global Payments”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Global Payments and Total System Services, Inc.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ King & Spalding LLP